                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Sears, Roebuck and Co.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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
                             SEARS, ROEBUCK AND CO.
                                3333 BEVERLY ROAD
                         HOFFMAN ESTATES, ILLINOIS 60179
                                 March 26, 1999


                                                              ARTHUR C. MARTINEZ
                                                           Chairman of the Board


Dear Shareholder:

       I am pleased to invite you to attend the Company's 1999 Annual Meeting of Shareholders on Thursday, May 13, 1999. The meeting will begin at 10:00 a.m. in the Penthouse Theatre at Atlanta's Apparel Mart.

       The Notice of Annual Meeting and Proxy Statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company's 1998 Annual Report are also enclosed.

       Whether or not you plan to attend in person, please read the proxy statement and vote your shares. To make it easier for you to vote, this year we are introducing Internet and telephone voting. The instructions attached to your proxy card describe how to use these convenient new services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.


                                                        Sincerely,

                                                        /s/ Arthur C. Martinez

                                                        Arthur C. Martinez

                             SEARS, ROEBUCK AND CO.
                                3333 BEVERLY ROAD
                         HOFFMAN ESTATES, ILLINOIS 60179
                                 March 26, 1999


                                                           Anastasia D. Kelly
                                                        Executive Vice President
                                                            General Counsel
                                                             and Secretary


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       Sears, Roebuck and Co. will hold its 1999 Annual Meeting of Shareholders in the Penthouse Theatre on the 15th floor of the Apparel Mart, 250 Spring Street, Atlanta, Georgia, on Thursday, May 13, 1999. The meeting will begin at 10:00 a.m. At the meeting, we will:

       - Elect three directors for terms expiring at the 2002 Annual Meeting of Shareholders;

       - Ratify the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 1999;

       - Vote on the shareholder proposals set out in the proxy statement, if they are properly introduced at the meeting; and

       -      Consider any other business properly presented at the meeting.


                                             By Order of the Board of Directors,

                                             /s/ Anastasia D. Kelly

                                             Anastasia D. Kelly

                                             Secretary



                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL.

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

This proxy statement and the accompanying proxy card are being mailed to Sears shareholders in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting of Shareholders. The mailing commenced on or about March 26, 1999.

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

Questions and Answers ...................................................   2

Item 1: Election of Directors ...........................................   5

Board and Committee Information .........................................   8

Directors' Compensation and Benefits ....................................   9

Beneficial Ownership ....................................................  10

Executive Compensation ..................................................  12

Termination of Employment and Change in Control Arrangements.............  17

Report of the Compensation Committee ....................................  20

Compensation Committee Interlocks and Insider Participation .............  22

Performance Graph .......................................................  23

Item 2: Appointment of Auditors .........................................  24

Item 3: Shareholder Proposal Regarding the Classified Board .............  24

Item 4: Shareholder Proposal Regarding Vendor Standards .................  25

Item 5: Shareholder Proposal Regarding the CERES Principles .............  27

Certain Transactions ....................................................  29

Other Matters ...........................................................  29

Appendix A ..............................................................  A-1

YOU ARE A "SHAREHOLDER OF RECORD" IF YOU HOLD YOUR SHARES DIRECTLY IN YOUR OWN NAME. IF YOU HOLD YOUR SHARES INDIRECTLY IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, YOU ARE A "STREET-NAME" SHAREHOLDER.


QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:     WHO CAN VOTE?

A: You can vote if you were a shareholder at the close of business on the record date, March 15, 1999. There were 382,441,257 common shares outstanding on March 15, 1999.

Q:     WHAT AM I VOTING ON?

A:     You are voting on:

       - The election of three nominees as directors for terms that expire in 2002. The Board of Directors' nominees are Brenda C. Barnes, Michael A. Miles and Dorothy A. Terrell.

       - The ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1999.

       - The shareholder proposals described beginning on page 24, if properly introduced at the meeting.

       The three nominees for director who receive the most votes will be elected. For any other proposal to be approved, more votes must be cast for it than against it.

Q:     HOW WILL THE PROXIES VOTE ON ANY OTHER BUSINESS BROUGHT UP AT THE
       MEETING?

A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting. The Company does not know of any other business to be considered at the annual meeting.

       The proxies' authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:     HOW DO I CAST MY VOTE?

A: If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can vote by Internet, telephone or mail. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

       The enclosed proxy card contains instructions for Internet, telephone and mail voting. Whichever method you use, the proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

Q:     HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends you vote for the election of each nominee and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1999. The Board recommends you vote against each of the shareholder proposals.

Q:     CAN I REVOKE MY PROXY CARD?

A:     You can revoke your proxy card by:

       -      Submitting a new proxy card;

       - Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your proxy card; or

       -      Attending the meeting and voting your shares in person.

       Unless you decide to vote your shares in person, you should revoke your prior proxy card in the same way you initially submitted it -- that is, by Internet, telephone or mail.

Q:     WHO WILL COUNT THE VOTE?

A: First Chicago Trust Company of New York, an independent tabulator, will count the vote. Representatives of Seaway National Bank, an independent bank, will act as the inspectors of election.

Q:     IS MY VOTE CONFIDENTIAL?

A: All proxy cards (including those delivered by Internet or telephone) and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

       -      To allow First Chicago to tabulate the vote;

       -      To allow Seaway National Bank to certify the results of the vote;
              and

       -      To meet applicable legal requirements.

       First Chicago will transcribe any comments you write on your proxy card and give them to the Secretary, along with your name and address. However, First Chicago will not disclose your vote unless your vote is included in the comment or disclosure is necessary to understand your comment.

Q:     WHAT IS A "QUORUM"?

A: A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is one-third of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum.

       Abstentions and broker non-votes count toward the quorum. "Broker non-votes" occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by ten days before the meeting and do not have discretionary voting authority to vote those shares.

Q:     WILL BROKER NON-VOTES OR ABSTENTIONS AFFECT THE VOTING RESULTS?

A: Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal and will not affect the voting results.

Q:     WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

A: Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Sears, Roebuck and Co. Direct Purchase Stock Plan, the Sears Associate Stock Ownership Plan or the Sears 401(k) Profit Sharing Plan.

Q:     HOW ARE SEARS COMMON SHARES IN THE SEARS 401(K) PROFIT SHARING PLAN
       VOTED?

A: If you hold Sears common shares through the Sears 401(k) Profit Sharing Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation, or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other Profit Sharing Plan participants vote their shares. Profit Sharing Plan votes receive the same confidentiality as all other votes.

Q:     WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. Sears encourages you to consolidate all your accounts by registering them in the same name, social security number and address, which you can do by calling Sears Shareholder Services at (800) 732-7780 and selecting option #2.

Q:     HOW MANY VOTES CAN I CAST?

A: On all matters other than the election of directors, you are entitled to one vote per share. For the election of directors, you can "cumulate" your votes. This means that you can cast a number of votes equal to the number of shares you own multiplied by the number of directors to be elected. For example, if you own 100 common shares, you could cast 300 votes for the election of directors (100 shares x 3 directors to be elected = 300 votes). You could distribute those votes equally among the three nominees or you could allocate some or all of your votes to one or two nominees and cast few or no votes for the remaining nominees.

       Unless you specify otherwise, your proxy card will authorize the proxies in their discretion to cumulate the votes you are entitled to cast and to allocate those votes among the nominees for director.

Q:     WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2000 ANNUAL MEETING OF
       SHAREHOLDERS?

A: If you want to present a proposal from the floor at the 2000 annual meeting, you must give the Company written notice of your proposal no earlier than January 11, 2000 and no later than February 10, 2000. Your notice should be sent to the General Counsel and Secretary, Sears,

       Roebuck and Co., 3333 Beverly Road, Hoffman Estates, IL 60179. Your notice must comply with the Company's By-Laws, the relevant portion of which is attached as Appendix A to this proxy statement. Among other things, the By-Laws provide that only shareholders of record can present proposals at the meeting.

       If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the General Counsel and Secretary so it is received at the above address by November 29, 1999.

Q:     HOW IS THIS PROXY SOLICITATION BEING CONDUCTED?

A: Sears hired D.F. King to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,500, plus out-of-pocket expenses. Sears will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q: CAN I ACCESS FUTURE ANNUAL MEETING MATERIALS THROUGH THE INTERNET RATHER THAN RECEIVING THEM BY MAIL?

A: Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting at www.sears.com/vote. You will receive an e-mail next year notifying you of the Web site containing the 1999 Annual Report and the Proxy Statement for the 2000 annual meeting.

ITEM 1: ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

Item 1 is the election of three directors to the Board of Directors. The Board is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxies can vote your shares for a substitute if you have submitted your proxy card.

The directors in Class B, whose terms expire at the 1999 annual meeting, are Brenda C. Barnes, Michael A. Miles and Dorothy A. Terrell. They have each been nominated to serve in Class B for another term expiring in 2002. Donald H. Rumsfeld, formerly a Class B director, retired on May 14, 1998.

The directors in Class A are serving terms that expire in 2001, and the directors in Class C are serving terms that expire in 2000.

Information as to each Class B nominee and as to directors continuing in Classes A and C follows.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE THREE NOMINEES.

NOMINEES FOR DIRECTOR

CLASS B: TERM EXPIRING AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS


[PHOTO OF BRENDA C. BARNES]

BRENDA C. BARNES

President and Chief Executive Officer of PepsiCola North America (beverages) from April 1996 until January 1998. Ms. Barnes served as Chief Operating Officer of PepsiCola North America from January 1994 to March 1996 and held other positions with PepsiCo, Inc. from 1976 to January 1994. She is a director of Avon Products, Inc., Starwood Hotels & Resorts and The New York Times Company and is Vice Chair of the Board of Trustees of Augustana College.

Director since 1997. Age 45.


[PHOTO OF MICHAEL A. MILES]

MICHAEL A. MILES

Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from September 1991 until his retirement in July 1994. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (investment firm). He is also a director of The Allstate Corporation, Community Health Systems, Inc., Morgan Stanley Dean Witter & Co., Dell Computer Corp. and Time Warner Inc. Mr. Miles is also a Trustee of Northwestern University.

Director since 1992. Age 59.


[PHOTO OF DOROTHY A. TERRELL]

DOROTHY A. TERRELL

President, Services Group, and Senior Vice President, Corporate Operations, of Natural MicroSystems Corporation (telecommunications) since February 1998. Ms. Terrell served as President of SunExpress, Inc., an operating company of Sun Microsystems, Inc., and as a Corporate Executive Officer of Sun Microsystems, Inc. from August 1991 until September 1997. Ms. Terrell is a director of General Mills, Inc., Herman Miller, Inc. and Massachusetts Technology Development Corporation. She is also a director of the National Housing Partnership Foundation and is a member of the Advisory Council of the Stanford Graduate School of Business.

Director since 1995. Age 53.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

CLASS A: TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS


[PHOTO OF WARREN L. BATTS]

WARREN L. BATTS

Chairman and Chief Executive Officer of Tupperware Corporation (consumer products) from June 1996 until his retirement in September 1997, and Chairman of Premark International, Inc. (consumer and commercial products) from May 1996 until his retirement in September 1997. Mr. Batts was Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to May 1996. In addition, Mr. Batts is a director of The Allstate Corporation, Cooper Industries, Inc. and Sprint Corporation. He is Chairman of the Board of Directors of Children's Memorial Hospital of Chicago and is a Trustee of The Art Institute of Chicago and Northwestern University.

Director since 1986. Age 66.


[PHOTO OF ARTHUR C. MARTINEZ]

ARTHUR C. MARTINEZ

Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. since August 1995 and Chairman and Chief Executive Officer of the former Merchandise Group of Sears from September 1992 until August 1995. Mr. Martinez is a director of Ameritech Corporation, the National Urban League and Northwestern Memorial Hospital and is a Trustee of Northwestern University, the Chicago Symphony Orchestra and The Art Institute of Chicago. Mr. Martinez serves as Chairman of the Board of Directors of the National Retail Federation, Chairman of the Board of Trustees of Polytechnic University and Deputy Chairman of The Federal Reserve Bank of Chicago.

Director since 1995. Age 59.


[PHOTO OF HUGH B. PRICE]

HUGH B. PRICE

President and Chief Executive Officer of the National Urban League (social services and welfare) since July 1994. Mr. Price served as the Vice President of the Rockefeller Foundation from November 1988 to June 1994. He is a director of Bell Atlantic Corporation and Metropolitan Life Insurance Company. Mr. Price is also a Trustee of the Committee for Economic Development, Educational Testing Service and the Urban Institute.

Director since 1997. Age 57.


[PHOTO OF CLARENCE B. ROGERS, JR.]

CLARENCE B. ROGERS, JR.

Chairman of the Board of Equifax Inc. (information-based administrative services) since October 1992, and Chief Executive Officer of Equifax Inc. from October 1989 until December 1995. He is Chairman of the Board of Directors of ChoicePoint, Inc. He is also a director of Briggs & Stratton Corporation, Morgan Stanley Dean Witter & Co. and Oxford Industries, Inc.

Director since 1980. Age 69.

CLASS C: TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS


[PHOTO OF HALL ADAMS, JR.]

HALL ADAMS, JR.

Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising) from January 1987 until his retirement in January 1992. Mr. Adams is also a director of The Dun & Bradstreet Corporation and McDonald's Corporation and a Trustee of Rush-Presbyterian-St. Luke's Medical Center.

Director since 1993. Age 65.


[PHOTO OF ALSTON D. CORRELL, JR.]

ALSTON D. CORRELL, JR.

Chairman of the Board, Chief Executive Officer and President of Georgia-Pacific Corporation (building products, pulp and paper products and related chemicals) since December 1993. Mr. Correll served as President and Chief Executive Officer of Georgia-Pacific from May 1993 to December 1993 and held other executive positions with Georgia-Pacific from 1988 to May 1993. He is also a director of SunTrust Banks, Inc. and The Southern Company and is a member of the Board of Governors of the Nature Conservancy and the Board of Councilors of The Carter Center.

Director since 1996. Age 57.


[PHOTO OF RICHARD C. NOTEBAERT]

RICHARD C. NOTEBAERT

Chairman of the Board, President and Chief Executive Officer of Ameritech Corporation (telephone, data and video communications) since April 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief Operating Officer from June 1993 to January 1994 and as Vice Chairman from January 1993 to June 1993. He held other executive positions with Ameritech from 1986 to January 1993. Mr. Notebaert is a director of Aon Corporation, a Charter Trustee of Northwestern University and a Trustee of the University of Notre Dame and the Chicago Symphony Orchestra.

Director since 1996. Age 51.


[PHOTO OF PATRICK G. RYAN]

PATRICK G. RYAN

Chairman of the Board and Chief Executive Officer of Aon Corporation (insurance products and other financial services) since April 1990 and President and Chief Executive Officer of Aon Corporation since August 1982. Mr. Ryan is a director of Tribune Company, Chairman of the Board of Trustees of Northwestern University and a Trustee of Rush-Presbyterian-St. Luke's Medical Center and Field Museum of Natural History.

Director since 1997. Age 61.

IN ADDITION TO ATTENDING BOARD AND COMMITTEE MEETINGS, DIRECTORS FREQUENTLY COMMUNICATE WITH MR. MARTINEZ AND THE COMPANY'S ADVISORS.


BOARD AND COMMITTEE INFORMATION
--------------------------------------------------------------------------------

The Board of Directors and three committees of the Board govern Sears. During 1998, the Board met six times. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through considerable telephone contact and other communications with Mr. Martinez and other key executives, as well as with external advisors such as legal counsel, outside auditors and investment bankers.

The average attendance at Board and committee meetings was 93% in 1998. No director attended fewer than 75% of the meetings of the Board and of the committees of which the director was a member in 1998 except for Mr. Ryan, who was overseas on two 1998 meeting dates.

The following table identifies the membership of the Audit, Compensation and Nominating Committees and states the number of committee meetings held during 1998. A summary of each committee's responsibilities follows the table.

DIRECTOR                        AUDIT      COMPENSATION      NOMINATING
--------                        -----      ------------      ----------
 Hall Adams, Jr.                  X                               X
 Brenda C. Barnes                 X             X
 Warren L. Batts                  X *                             X
 Alston D. Correll, Jr.           X             X
 Michael A. Miles                               X                 X *
 Richard C. Notebaert             X                               X
 Hugh B. Price                    X                               X
 Clarence B. Rogers, Jr.                        X *               X
 Patrick G. Ryan                                X                 X
 Dorothy A. Terrell               X             X
 No. of Meetings in 1998          5             5                 3
 * Committee Chair

AUDIT COMMITTEE FUNCTIONS

- Review the Company's annual financial statements and make recommendations to the Board on appointment of independent auditors and the scope of audits.

- Advise the Board with respect to recommendations by the internal auditors and independent accountants regarding the Company's accounting methods and controls.

- Review reports from the Company's compliance office concerning management's compliance with Company ethics policies and applicable law.

-      Review the status of material litigation involving the Company.

COMPENSATION COMMITTEE FUNCTIONS

- Approve the compensation of the Chief Executive Officer and other officers of the Company.

- Administer all benefit plans, including stock option plans, that affect officers' compensation.

- Review the design, funding and investment policies of the Company's employee benefit plans.

NOMINATING COMMITTEE FUNCTIONS

- Evaluate the performance of the Board of Directors and the Chairman and Chief Executive Officer.

-      Review succession plans for the Chairman and Chief Executive Officer.

- Make recommendations to the Board concerning the composition of the Board, the compensation of directors, the election of executive officers and the procedures for shareholder voting.

-      Review the Company's corporate governance guidelines.

You can recommend a director candidate to the Nominating Committee, and the committee will evaluate the candidate's qualifications. Alternatively, you can nominate a candidate for election to the Board by complying with the nomination procedures in the Company's By-Laws. If you want to submit a nomination, you should review the By-Law requirements on nominations by shareholders, which are included in the excerpt from the By-Laws that is attached in Appendix A to this proxy statement. The Company must receive your nomination of a candidate for director for the 2000 annual meeting no earlier January 11, 2000 and no later than February 10, 2000.


FOR ADDITIONAL INFORMATION ON HOW TO NOMINATE A CANDIDATE FOR ELECTION TO THE BOARD, CONTACT THE GENERAL COUNSEL AND SECRETARY, SEARS, ROEBUCK AND CO., 3333 BEVERLY ROAD, HOFFMAN ESTATES, ILLINOIS 60179.


DIRECTORS' COMPENSATION AND BENEFITS
--------------------------------------------------------------------------------

In order to align directors' interests with shareholders' interests, directors' compensation is paid in the form of deferred shares, stock options and cash.

- Each year, the Company grants to each director deferred shares valued at $30,000. The deferred shares vest over the twelve-month period following the grant date. The directors receive their vested deferred shares when they leave the Board.

- The Company annually grants each director an option to purchase Sears common shares. The option is valued at $30,000 and vests over the twelve-month period following the grant date. The option exercise price equals the fair market value of the underlying shares on the grant date.

- The Company pays each director an annual $30,000 cash retainer, payable in quarterly installments. The Company pays the chairpersons of the Audit, Compensation and Nominating Committees an additional annual cash retainer of $5,000.

The actual number of deferred shares and option shares granted each year depends on the price of Sears common shares on the grant date. On May 14, 1998, the Company granted each director 486 deferred shares and an option to buy 1,458 shares at an exercise price of $61.72.

Non-employee directors who were first elected to the Board prior to December 31, 1995 will receive $30,000 annually after they retire from the Board pursuant to the Non-Employee Director Retirement Plan. That plan was terminated in 1995.

BENEFICIAL OWNERSHIP
--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                       Sears Common        Sum of Common Shares
                                   Sears Common            Share            Plus Common Share
Name (a)                              Shares          Equivalents (b)          Equivalents
-----------------------------------------------------------------------------------------------
Hall Adams, Jr.                        8,722(c)               --                    8,722
Brenda C. Barnes                       3,946(d)               --                    3,946
Warren L. Batts                        9,323(c)           26,746                   36,069
Alston D. Correll, Jr.                 7,150(e)            1,556                    8,706
Arthur C. Martinez                 1,021,439(f)               --                1,021,439
Michael A. Miles                      10,991(c)            7,559                   18,550
Richard C. Notebaert                   6,635(g)            1,208                    7,843
Hugh B. Price                          4,210(h)            1,049                    5,259
Clarence B. Rogers, Jr.               12,419(c)           31,498                   43,917
Patrick G. Ryan                        5,192(h)              480                    5,672
Dorothy A. Terrell                     8,773(c)               --                    8,773
Alan J. Lacy                         213,199(i)               --                  213,199
Robert L Mettler                     406,543(j)            2,656                  409,199
William L. Salter                     79,349(k)            5,598                   84,947
Richard J. Srednicki                   2,216                  --                    2,216
All directors and                  2,579,066(l)           78,350                2,657,416
executive officers as a group

NOTES TO SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS TABLE:

(a)    Ownership is as of January 29, 1999 and includes:

       - Shares in which the director or executive officer may be deemed to have a beneficial interest; and

       - Shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

       Each director and executive officer has sole voting and investment power with respect to the common shares listed on the table next to his or her name, except that voting or investment power is shared as follows:

         Brenda C. Barnes      1,000 shares
         Richard C. Notebaert    100 shares
         Hugh B. Price            18 shares
         Patrick G. Ryan       1,000 shares

(b) Common share equivalents represent fees deferred by directors and salary and bonuses deferred by officers at the individual director's or officer's request. Deferred amounts are converted into common share equivalents, the value of which mirrors the value of Sears common shares. Common share equivalents are paid out in cash when the director or officer ceases to serve as a director or officer. Accordingly, the amounts ultimately realized by the directors and officers will reflect all changes in the market value of Sears common shares from the date of deferral until the date of payout.

(c)    Includes 1,948 vested deferred shares and 5,675 shares subject to option.

(d)    Includes 798 vested deferred shares and 2,148 shares subject to option.

(e)    Includes 1,509 vested deferred shares and 4,641 shares subject to option.

(f) Includes 915,928 shares subject to option and 1,006 shares credited to Mr. Martinez's account in the Sears 401(k) Profit Sharing Plan.

(g)    Includes 1,664 vested deferred shares and 4,871 shares subject to option.

(h)    Includes 1,055 vested deferred shares and 3,137 shares subject to option.

(i) Includes 156,121 shares subject to option and 409 shares credited to Mr. Lacy's account in the Sears 401(k) Profit Sharing Plan.

(j) Includes 359,950 shares subject to option and 752 shares credited to Mr. Mettler's account in the Sears 401(k) Profit Sharing Plan.

(k) Includes 61,011 shares subject to option and 928 shares credited to Mr.Salter's account in the Sears 401(k) Profit Sharing Plan.

(l) Includes 15,820 vested deferred shares, 2,248,557 shares subject to option and 13,829 shares credited to executive officers' accounts in the Sears 401(k) Profit Sharing Plan.

To the knowledge of the Company, as of January 29, 1999 and excluding common share equivalents, no director or executive officer had a beneficial interest in more than 0.27% of Sears outstanding common shares, and all directors and executive officers together beneficially owned an aggregate of 0.67% of Sears outstanding common shares.

James R. Clifford, an executive officer of the Company, also owns 1,000 common shares of Sears Canada Inc., a subsidiary of the Company.

SECURITY OWNERSHIP OF 5% SHAREHOLDERS

                                           Amount and Nature of       Percent
                                          Beneficial Ownership:         of
Name and Address                          Sears Common Shares (a)      Class
--------------------------------------------------------------------------------
Sanford C. Bernstein & Co., Inc              19,745,082 (b)            5.2%
1 North Lexington Avenue
White Plains, New York 10601

State Street Bank and Trust Company          32,890,236 (c)            8.6%
One International Place
Boston, Massachusetts 02110

NOTES TO SECURITY OWNERSHIP OF 5% SHAREHOLDERS TABLE:

(a) Beneficial ownership is based on the Schedule 13G most recently filed by the shareholder. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b) Sanford C. Bernstein & Co., Inc. held these shares on behalf of individual and institutional clients.

(c) State Street Bank and Trust Company, Trustee under The Sears 401(k) Profit Sharing Trust Agreement, held these shares on behalf of participants in the Profit Sharing Plan. The number shown excludes 5,639,269 Sears common shares held for other clients.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors and executive officers. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements were met during fiscal 1998, except that the Company, as a result of administrative oversight, filed the following late reports: Jeffrey N. Boyer (amended Form 3 correcting number of shares owned directly and indirectly); Gary L. Crittenden (amended Form 3 correcting total number of shares owned); Robert L. Mettler (Form 4 reporting exercise of a stock option); Hugh B. Price (amended Form 5 correcting total number of common share equivalents owned); William L. Salter (amended Form 5 correcting the total number of common shares owned); and John T. Sloan (Form 5 reporting ownership of shares omitted from previously filed Form 3).

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

The following Summary Compensation Table shows compensation information for Mr. Martinez, Sears Chairman, President and Chief Executive Officer, and the four other executive officers who were most highly compensated in 1998 (the "Named Officers"). The Board of Directors designates executive officers.

SUMMARY COMPENSATION TABLE

                                                                                        Long-Term Compensation
                                                                                -------------------------------------
                                           Annual Compensation                           Awards            Payouts
                              -----------------------------------------------   ------------------------   -------
                                                                                Restricted    Securities
                                                                 Other Annual     Share       Underlying     LTIP      All Other
Name and                                Salary       Bonus       Compensation     Awards       Options/     Payouts      Comp.
Principal Position            Year       ($)          ($)           ($)(a)        ($)(b)        SARs(#)     ($)(c)       ($)(d)
--------------------------------------------------------------------------------------------------------------------------------
Arthur C. Martinez            1998    1,150,000      980,088       245,987             --       137,515         --       7,000
Chairman, President           1997    1,125,000           --       511,974             --       500,000    771,093       6,650
& CEO                         1996    1,100,000    1,890,900       509,805             --        33,870         --       6,300

Alan J. Lacy                  1998      488,329      613,176         3,000      1,226,563        53,000         --       7,000
Chief Financial Officer       1997      447,500           --         1,401      1,028,346(e)    100,000    233,583       6,650
& President, Credit           1996      440,000      588,280(f)      1,171             --         6,876         --       6,300

Robert L. Mettler             1998      707,000      204,864         5,626             --        51,000         --       7,000
President, Merchandising -    1997      700,000      244,104         1,829      1,683,900(e)    100,000    360,159(f)    6,650
Full-Line Stores              1996      675,000      874,125         1,848             --        17,838         --       6,300

William L. Salter             1998      375,000      286,875         2,533             --        28,000         --       7,000
President,                    1997      370,000      266,193         1,681             --        98,094    187,986(f)    6,650
Home Stores                   1996      350,000      453,250(f)        830             --         9,632         --       6,300

Richard J. Srednicki          1998      260,273      625,000(g)         --         80,176       109,849         --          --
President,                    1997           --           --            --             --            --         --          --
Home Services                 1996           --           --            --             --            --         --          --

NOTES TO SUMMARY COMPENSATION TABLE:

(a) For Mr. Martinez, "Other Annual Compensation" consists primarily of above-market interest on deferred compensation and also includes tax gross-up payments, personal use of Company aircraft, non-business ground transportation and financial planning. For the other Named Officers, "Other Annual Compensation" consists of tax gross-up payments.

(b) Restricted share awards are valued at the closing price of Sears common shares on the date of grant. The Company pays dividends on restricted shares at the same rate paid to all shareholders.

On December 31, 1998, the Named Officers owned the restricted shares set forth in the table below, which includes the restricted shares described in footnotes (e) and (f). The market value is based on the closing price of Sears common shares on December 31, 1998, which was $42.50.

                  Mr. Martinez    Mr. Lacy        Mr. Mettler     Mr. Salter    Mr.Srednicki
                  ------------    --------        -----------     ----------    ------------
Number of Shares        --           43,299           30,000          2,884         1,666
Market Value            --       $1,840,208       $1,275,000       $122,570       $70,805

(c) Long-term incentive awards were earned under the 1996-97 cycle of the long-term incentive plan. Each Named Officer earned his payout for the 1996-97 cycle as follows:

                  Mr. Martinez    Mr. Lacy        Mr. Mettler     Mr. Salter    Mr.Srednicki
                  ------------    --------        -----------     ----------    ------------
1996                510,197        154,605          237,178        122,981           --
1997                260,896         78,977          122,981         65,005           --
                    -------        -------          -------        ------
1996-97 Cycle       771,093        233,583          360,159        187,986           --

       The portion of each Named Officer's 1996-97 payout earned in 1997 was calculated based on 50% of his 1997 salary. Each Named Officer will be eligible for a payout under the 1998-99 cycle based in part on the remaining 50% of his 1997 salary.

(d) These amounts represent the Company's matching contributions under the Sears 401(k) Profit Sharing Plan and under the Company's nonqualified Management Supplemental Deferred Profit Sharing Plan.

(e) These awards are subject to both performance-based vesting requirements and lapse of time vesting requirements. For a description of the vesting requirements, see "Performance-Based Restricted Shares" on page 19.

(f) Named Officers can elect to swap a portion of their annual bonuses or long-term incentives for restricted Sears common shares. In exchange for a Named Officer's electing to receive restricted shares in lieu of cash, the Company grants an additional 20% premium on the portion of the bonus or incentive the Named Officer swaps. The premium is paid in restricted shares. A summary of the Named Officers' equity swaps follows:

       - Mr. Lacy elected to swap 25% of his 1996 bonus ($147,070) for restricted shares having a fair market value of $53.50 per share on February 28, 1997 (the date of grant) and vesting on February 28, 2000. The Company added a 20% premium (restricted shares valued at $29,414) on the portion of Mr. Lacy's bonus that he elected to swap.

       - Mr. Mettler elected to swap 100% of the 1997 portion of his long-term incentive ($122,981) for restricted shares having a fair market value of $57.10 per share on March 13, 1998 (the date of grant) and vesting on March 13, 2001. The Company added a 20% premium (restricted shares valued at $24,596) on the portion of Mr. Mettler's long-term incentive payout that he elected to swap.

       - Mr. Salter elected to swap 25% of the 1997 portion of his long-term incentive ($16,251) for restricted shares having a fair market value of $57.10 per share on March 13, 1998 (the date of grant) and vesting on March 13, 2001. He also elected to swap 25% of his 1996 bonus ($113,313) for restricted shares having a fair market value of $53.50 per share on February 28, 1997 (the date of grant) and vesting on February 28, 2000. The Company paid a 20% premium (restricted shares valued at $3,250 and $22,663, respectively) on the portions of Mr. Salter's 1997 long-term incentive payout and 1996 bonus that he elected to swap for restricted stock.

(g) Pursuant to the terms of his employment offer, Mr. Srednicki received $200,000 of this amount as a sign-on bonus.

STOCK OPTIONS

The following table summarizes all stock options the Board granted to the Named Officers during 1998. Individual grants are listed separately for each Named Officer. The table also shows the estimated present value of each grant as of the date the option was granted.

OPTION/SARGRANTS IN 1998

                                                  Individual Grants(a)
                        ------------------------------------------------------------------------
                         Number of      % of Total
                        Securities       Options/
                        Underlying         SARs
                         Options/       Granted to       Exercise                    Grant Date
                           SARs          Employees       or Base     Expiration       Present
Name                     Granted         in 1998         Price($)       Date         Value($)(b)
------------------------------------------------------------------------------------------------
Arthur C. Martinez       137,515           3.32%          47.10       02/02/08       2,029,721
Alan J. Lacy              53,000           1.28%          47.10       02/02/08         782,280
Robert L. Mettler         51,000           1.23%          47.10       02/02/08         752,760
                           8,908(c)        0.21%          46.44       01/31/05         129,166
William L. Salter         28,000           0.68%          47.10       02/02/08         413,280
Richard J. Srednicki     109,849           2.65%          47.63       08/12/08       1,523,606

NOTES TO OPTION/SAR GRANTS TABLE:

(a) All options become exercisable in three equal annual installments. The option exercise price equals the fair market value of a common share on the date of grant. The options include tax withholding rights, which permit the option holder to elect to have shares withheld to satisfy tax withholding requirements. The option holder can pay the option exercise price by tendering Sears common shares, which in turn gives the option holder the right to purchase the same number of shares tendered at a price equal to the fair market value on the exercise date. The options do not include tandem stock appreciation rights but do include limited stock appreciation rights, which become exercisable in certain cases upon a change in control.

(b) These values were calculated using the Black-Scholes option pricing model applied as of the grant date. Except as described below, the assumptions used to calculate these values were as follows: dividend yield -- 1.95% (1.93% for Mr. Srednicki's grant); expected volatility -- 28%; risk-free interest rate -- 5.62% (4.52% for Mr. Srednicki's grant); and an option exercise date 6 years from the date of grant (the expected life of the option). With respect to the grant described in footnote (c), the Black-Scholes value was calculated based on the above assumptions except the assumed dividend yield was 1.98%. The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(c) Represents an option granted to replace the shares Mr. Mettler tendered to the Company, in lieu of cash, to purchase shares upon exercise of the original option.

The following table shows options that Named Officers exercised during 1998 and the number of shares and the value of grants outstanding as of January 4, 1999 for each Named Officer.

AGGREGATED OPTION/SAR EXERCISES IN 1998 AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                           Value of Unexercised,
                                                    Number of Securities Underlying            In-The-Money
                                                      Unexercised Options/SARs at             Options/SARs at
                                                                01/04/99                        01/04/99(a)
                                                    -------------------------------    ----------------------------
                           Shares
                          Acquired         Value      Exercisable    Unexercisable    Exercisable   Unexercisable
Name                   on Exercise(#)   Realized($)  (# of Shares)   (# of Shares)     ($ value)      ($ value)
------------------------------------------------------------------------------------------------------------------
Arthur C. Martinez          --              --          858,800          648,805      17,730,893            0
Alan J. Lacy                --              --          136,163          155,292       1,946,783            0
Robert L. Mettler        21,000(b)        561,540       335,611          165,854       6,248,913            0
William L. Salter           --              --           52,693          119,942         409,127            0
Richard J. Srednicki        --              --           --              109,849               0            0

NOTES TO OPTION/SAR EXERCISES TABLE:

(a) Value of unexercised, in-the-money options based on the fair market value of a Sears common share of $42.50 as of the last trading day of the Company's fiscal year.

(b) Mr. Mettler acquired these shares by tendering shares in lieu of cash in exercising an option. In accordance with the terms of the option, by tendering shares instead of cash he received a new option to replace the shares tendered, as shown in the "Option/SAR Grants in 1998" table on page 14 (footnote (c)).

LONG-TERM PERFORMANCE PLAN

The performance criteria in the Company's Long-Term Performance Plan measure increases in customer satisfaction, associate satisfaction and the Company's financial performance over a multi-year performance cycle. The Company established goals for the performance measures at the beginning of the current performance cycle (1998-1999). The actual payout that executives will earn under the current cycle is based on the degree to which the Company achieves those goals.

LONG-TERM INCENTIVE PLAN - AWARDS IN 1998
(TO BE PAID IN MARCH 2000)

                                                                Estimated Future Payouts
                             Performance or               Under Non-Stock Price-Based Plans(a)
                           Other Period Until           -----------------------------------------
Name                      Maturation or Payout          Threshold($)     Target($)     Maximum($)
-------------------------------------------------------------------------------------------------
Arthur C. Martinez       1/1/98 through 12/31/99           462,100       924,200       1,386,300
Alan J. Lacy             1/1/98 through 12/31/99           177,519       355,038         532,557
Robert L. Mettler        1/1/98 through 12/31/99           267,120       534,240         801,360
William L. Salter        1/1/98 through 12/31/99           141,562       283,125         424,687
Richard J. Srednicki     1/1/98 through 12/31/99           256,387       512,774         769,161


NOTE TO LONG-TERM INCENTIVE PLAN TABLE:

(a) Awards are paid in the form of Sears common shares. The Company sets target awards for participants at the beginning of each performance cycle, based on goals and a percentage of estimated aggregate salary during the performance cycle. Actual awards are based on the achievement of goals and the actual salary the individual earned during the cycle, to the extent permitted by appropriate tax authority. The maximum award for a participant is 150% of target.



THE PERFORMANCE CRITERIA IN THE LONG-TERM PERFORMANCE PLAN ARE DESIGNED TO PROVIDE INCENTIVES TO LONG-TERM PERFORMANCE PLAN PARTICIPANTS TO MAKE SEARS A "COMPELLING PLACE TO SHOP, WORK AND INVEST."

ANNUAL RETIREMENT BENEFITS UNDER THE BASIC AND SUPPLEMENTAL PENSION PLANS ARE GENERALLY PAYABLE IN MONTHLY INSTALLMENTS FOR LIFE.


PENSION PLAN
--------------------------------------------------------------------------------

The Company maintains basic and supplemental pension plans that, subject to vesting conditions, provide retirement benefits for all full-time and certain part-time United States associates of the Company and its subsidiaries. Annual retirement benefits under the pension plans are currently based upon credited years of service and the average annual cash compensation of the associate's highest five successive calendar years of earnings out of the ten years immediately preceding termination of employment ("final average annual compensation"). "Cash compensation" for pension plan purposes generally consists of salary and annual bonus. In the case of the Named Officers, it consists of the amounts shown in the salary and bonus columns in the Summary Compensation Table on page 12.

In 1995, the Company changed the manner of computing retirement benefits for years of service after January 1, 2000. After that date, retirement benefits will be based on the individual's compensation each year instead of his or her final average annual compensation. Benefits accrued through December 31, 1988 are reduced by a portion of the participant's estimated social security benefits.

As of December 31, 1998, and rounded to the nearest whole number, credited years of service under the pension plans for the Named Officers were as follows:
Arthur C. Martinez, 16; Alan J. Lacy, 3; Robert L. Mettler, 8; William L. Salter, 32; and Richard J. Srednicki, 2.

- Mr. Martinez's credited years of service include 10 years credited under his employment contract, the term of which expired in 1995. In addition, Mr. Martinez became eligible to participate in the pension plans immediately upon signing his employment agreement, without having to complete the normal one-year waiting period prior to eligibility.

- Mr. Mettler's credited years of service include four years credited under his employment agreement, the term of which expired in 1996. Mr. Mettler's employment agreement also provides that his pension benefit will not be less than $125,000 per year if he remains employed with the Company through February 14, 2003. If he is terminated without cause, dies or becomes disabled prior to February 14, 2003, this guaranteed minimum will be prorated.

- Mr. Srednicki's credited years of service accrued pursuant to the terms of his employment offer, which provides that he will accrue two years of credited service in each of the first five years of his employment with Sears.

The Pension Plan Table below shows annual retirement benefits that would be payable based upon various assumptions as to final average annual compensation and credited years of service. It assumes retirement on December 31, 1999 at age
65. The table also assumes that benefits will be payable over the participant's lifetime with no survivor benefits.

PENSION PLAN TABLE

                                         Years of Service
                 --------------------------------------------------------------------
Remuneration         5             10            15             25              35
------------     --------       --------      --------     ----------      ----------
  $1,000,000     $ 74,000       $147,900      $229,100     $  385,500      $  553,200
  $1,650,000      122,700        245,400       380,200        640,000         918,100
  $2,300,000      171,500        342,900       531,300        894,400       1,283,100
  $2,950,000      220,200        440,400       682,400      1,148,900       1,648,100
  $3,600,000      269,000        537,900       833,600      1,403,400       2,013,100

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
--------------------------------------------------------------------------------

OFFICERS' AGREEMENTS

The Named Officers have entered into agreements with the Company that require the Named Officers to maintain the confidentiality of information concerning the Company's business. The agreements also prohibit the Named Officers from working for a competitor of the Company for two years after their employment with the Company ends (three years for Mr. Martinez). Under the agreements, if the Company terminates a Named Officer's employment without cause, the Named Officer will receive the following benefits (to the extent deductible on the Company's federal tax returns):

- Two years of salary continuation (three years for Mr. Martinez), which includes annual base pay and annual bonus target in the year the Named Officer's employment with the Company ends;

-      All Company benefits during the salary continuation period; and

-      Continued vesting of stock options during the salary continuation period.

After the first year, salary continuation payments will be reduced by the amount of any compensation and benefits the Named Officer receives from other employment.

CERTAIN STOCK OPTION AND RESTRICTED SHARES PROVISIONS

This section describes the material terms of the stock options, restricted shares, performance-based stock options and performance-based restricted shares held by the Named Officers as of January 31, 1999.

STOCK OPTIONS

The options the Company granted to the Named Officers in 1998 vest in three equal annual installments and remain exercisable until the tenth anniversary of the grant date. The vesting rule is subject to the following exceptions:

- A pro-rated portion of the options will vest upon a Named Officer's normal retirement at age 65, his Company-approved early retirement or his death or permanent disability.

-      100% of the options will vest upon a change in control of the Company.

The Company can terminate all outstanding stock options, vested and unvested, if it merges with another entity or enters into certain other extraordinary transactions. In the event of such a transaction, the Company must make one of three equitable adjustments to the outstanding options:

-      Replace the options with equivalent options for shares in the new entity;

- Accelerate the vesting of options so that they are exercisable prior to the transaction; or

- Pay in cash the difference between the exercise price of the options and the market price of the stock underlying the options -- whether vested or unvested -- on the date of the transaction.


A STOCK OPTION IS A RIGHT TO BUY SEARS COMMON SHARES IN THE FUTURE AT A PRICE EQUAL TO THE TRADING PRICE OF SEARS COMMON SHARES ON THE DATE THE COMPANY GRANTS THE OPTION.

IF A NAMED OFFICER CEASES TO BE EMPLOYED BY THE COMPANY BEFORE HE BECOMES ENTITLED TO EXCHANGE HIS RESTRICTED SHARES OR HIS PERFORMANCE-BASED RESTRICTED SHARES, HE WILL FORFEIT THOSE SHARES.


RESTRICTED SHARES

Restricted shares are Sears common shares that cannot be sold or otherwise transferred. A Named Officer or his estate can exchange his restricted shares (other than performance-based restricted shares) for unrestricted shares upon:

-      The third anniversary of the date of grant;

-      Retirement at age 65;

-      Early retirement with Company approval after age 60;

-      Death;

-      Permanent disability; or

-      A change in control of the Company.

Under a policy of the Sears Compensation Committee, a holder of restricted shares who retires before age 60 is permitted to exchange a pro-rated portion of the restricted shares for unrestricted shares.

PERFORMANCE-BASED STOCK OPTIONS

In 1997, the Company granted performance-based stock options to Mr. Martinez, Mr. Lacy, Mr. Mettler and Mr. Salter. Subject to the performance-based vesting conditions described below, the performance-based options become exercisable in three installments, one-half on the sixth anniversary of the date the options were granted and one-quarter on each of the seventh and eighth anniversaries. A Named Officer must remain employed by the Company through the vesting date to be able to exercise his performance-based option.

In addition to the time-based vesting requirements, the performance-based options are subject to the following provisions:

- 50% of each installment will become exercisable if prior to March 12, 2001 the daily average price for Sears common shares is at least $75.00 per share for 20 consecutive trading days (the "50% condition"); and

- 100% of each installment will become exercisable if prior to March 12, 2003 the daily average price for Sears common shares is at least $100.00 per share for 20 consecutive days (the "100% condition").

In addition, a pro-rated portion of the performance-based options will become exercisable under the circumstances described below. The number of "Pro-Rated Options" will be calculated by multiplying the total number of shares underlying the performance-based option held by the applicable Named Officer by a fraction, the numerator of which will be the number of months that elapse between the grant date and the date the applicable Named Officer's employment terminates and the denominator of which will be 96 (the number of months required for full lapse of time vesting).

- A Named Officer's Pro-Rated Options will become exercisable upon normal retirement (age 65), Company-approved early retirement, death or permanent disability.

- A Named Officer's Pro-Rated Options will become exercisable after a change in control if (i) the Named Officer and the Company mutually agree to end his employment or (ii) the Named Officer resigns because his job responsibilities or salary change significantly.

- 100% of a Named Officer's option will become exercisable if, following a change in control of the Company, the Company without cause terminates the Named Officer's employment.

Notwithstanding the foregoing vesting rules, the options and Pro-Rated Options will become exercisable only when and to the extent that the 50% condition or the 100% condition has been satisfied.

If the Company undergoes a change in control, for 60 days following the change in control, the Named Officers will have stock appreciation rights with respect to their vested performance-based options.

The Company can terminate all outstanding performance-based options, vested and unvested, if it merges with another entity or enters into certain other extraordinary transactions. In the event of such a transaction, the Company must make one of three equitable adjustments to the outstanding performance-based options:

-      Replace the options with equivalent options for shares in the new entity;

- Accelerate the vesting of the options so that they are exercisable prior to the transaction; or

- Pay in cash the difference between the exercise price of the options and the market price of the stock underlying the options - whether vested or unvested - on the date of the transaction.

PERFORMANCE-BASED RESTRICTED SHARES

In 1997, the Company granted performance-based restricted shares to Mr. Lacy and Mr. Mettler. The performance-based restricted shares become exchangeable for unrestricted shares as follows:

- 50% of Mr. Lacy's and Mr. Mettler's restricted shares will become exchangeable for unrestricted shares on the dates specified below if the 50% condition is satisfied.

- 100% of Mr. Lacy's and Mr. Mettler's restricted shares will become exchangeable on the dates specified below if the 100% condition is satisfied.

Subject to satisfying the 50% condition and the 100% condition, Mr. Lacy's performance-based restricted shares will become exchangeable for unrestricted shares on March 12, 2007 and Mr. Mettler's will become exchangeable on March 12, 2003. In addition, a pro-rated portion of the restricted shares will become exchangeable under the circumstances described below. The number of "Pro-Rated Restricted Shares" will be calculated by multiplying the total number of performance-based restricted shares owned by Mr. Lacy or Mr. Mettler, as applicable, by a fraction, the numerator of which will be the number of months that elapse between the grant date and the date the employment of Mr. Lacy or Mr. Mettler, as applicable, terminates and the denominator of which will be the number of months required for full vesting of his performance-based restricted shares (120 for Mr. Lacy and 72 for Mr. Mettler).

- The applicable officer's Pro-Rated Restricted Shares will become exchangeable for unrestricted shares upon normal retirement (age 65), Company-approved early retirement, death or permanent disability.

- The applicable officer's Pro-Rated Restricted Shares will become exchangeable after a change in control if (i) he and the Company mutually agree to end his employment or (ii) he resigns because his job responsibilities or salary change significantly.

- 100% of the applicable officer's restricted shares will become exchangeable if, following a change in control of the Company, the Company without cause terminates his employment.

Notwithstanding the foregoing vesting rules, the performance-based restricted shares and Pro-Rated Restricted Shares will become exercisable only when and to the extent that the 50% condition or the 100% condition has been satisfied.

REPORT OF THE COMPENSATION COMMITTEE
--------------------------------------------------------------------------------

As Sears continues the transformation begun over the past several years, its focus is to create superior total shareholder return. The Compensation Committee has established a charter and compensation philosophy designed to reward and support superior performance.

-      AT-RISK PERFORMANCE-BASED PAY

       Executives and managers will continue to have a significant portion of pay delivered through variable pay plans. Those plans require the Company to achieve financial performance targets the Compensation Committee established to create shareholder value. In 1995, the Company began a three-year program to increase the portion of executives' and managers' compensation that is at-risk. As a result of keeping increases in base salary below market and increasing target incentive compensation, at-risk pay now comprises the desired percentage of total compensation established by the Company.

-      SHAREHOLDER ALIGNMENT

       Executives' pay should place their interests more in line with shareholders' interests. The payout formulas in the Company's compensation programs are performance-based. In addition, the Company has increased the percentage of executive compensation paid in the form of Sears shares and decreased the percentage paid in cash. The objective of this compensation strategy is to encourage executives and managers to think and act more like owners. When shareholders are rewarded, executives and managers will share in those rewards.

-      CUSTOMER FOCUSED

       As a retailer, the Company's pay practices at all levels should emphasize the primacy of Sears core customer. Those practices must reinforce Sears commitment to providing her with the products and services she wants. Accordingly, a portion of executives' and managers' at-risk pay is determined by the customer's assessment of how well Sears is meeting her needs.

-      MANAGEMENT DEVELOPMENT

       Compensation programs must attract and retain the talented people necessary to meet the Company's current and future leadership needs. Pay practices must clearly signal to Sears associates that Sears values them, their talents and their ideas as assets to be invested in, rather than costs to be minimized. Sears associates, however, must be capable of achieving performance goals while simultaneously introducing innovative ideas. The Company designed its pay practices to attract achievement-oriented people who demonstrate individual and team commitment to superior performance and improved shareholder value.

The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish the Company's executive compensation philosophy. The Committee approves the terms and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefit plans covering all associates, recommending changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

       The Committee looks at other companies' compensation practices to determine the competitiveness of Sears executive compensation. The Committee selects comparison companies based on their total shareholder returns or the similarity of their lines of business to those of Sears. The comparison group includes not only firms that compete in the Company's primary lines of business but also those with which the Company competes for investor capital and executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a line-of-business peer group. The compensation peer group is not identical to the companies included in the S&P Retail Stores Composite Index or the S&P Retail Department Stores Index used for the Performance Graph on page 23, although some companies are in both the compensation peer group and one or both of the Indexes.

PERFORMANCE-BASED
EQUITY INCENTIVES

To emphasize Sears commitment to creating greater shareholder value, in 1997 the Company granted performance-based stock options and restricted common shares to certain members of the Company's management executive committee, which is composed of the Company's most senior officers. The options will become exercisable and the restricted shares will vest only if Sears common shares reach specified prices within specified periods of time. In February 1999, the Compensation Committee amended the 1997 performance-based options and restricted shares to extend by one year the dates for meeting the price tests. The Committee also extended the related vesting schedules for the options and restricted shares. The material terms of those options and restricted shares are described on pages 18 and 19.

BASE SALARY

The Committee annually reviews the base salaries of executive officers. The Committee evaluates management's salary recommendations based on the results achieved by each executive officer, as well as competitive salary practices. As the Committee has increased executive officers' potential annual bonuses, the Committee again in 1998 kept increases in base salary below market levels.

ANNUAL BONUS

In 1998, the Board approved annual target incentives that were designed to provide bonuses at the 75th percentile of peer group compensation if the Company's earnings-per-share improved a specific amount over the prior year. For officers with Company-wide responsibilities, the entire bonus was based on growth of earnings-per-share. For those in business units, one-half of the bonus was based on growth of earnings-per-share, with the remainder based on business unit income goals.

The Company assigned bonus targets for each officer based on competitive practice. Actual bonuses will be more or less than targeted depending on Company and business unit performance. In addition, if the officer does not meet the personal objectives established at the beginning of the year, 20% of the actual award will be subject to forfeiture.

Officers can elect to receive all or a portion of their annual bonus in the form of restricted shares, which vest in three equal annual installments. (Restricted shares received pursuant to this election prior to 1999 vest at the end of the three-year period.) Officers who elect to receive restricted shares in lieu of some or all of their cash bonus award will receive a 20% premium on the portion of their bonus that they take in restricted shares. The premium vests at the end of three years.

LONG-TERM PERFORMANCE PLAN

The Company awards stock (or in certain cases stock options) to officers participating in this plan based on the Company's performance over multiple year cycles. The Company sets target award levels at the median of the peer group. Plan participants receive awards if Sears achieves certain targets, as measured by a strategic performance index called the Total Performance Indicators. This index, which the Committee established, measures the Company's progress towards making Sears a "Compelling Place to Shop, Work and Invest." In 1998, the Committee refined the Total Performance Indicators for the 1998-1999 performance cycle.

Officers may elect to receive all or a portion of their long-term incentive award in the form of restricted shares, which vest in three equal annual installments. (Restricted shares received pursuant to this election prior to 1999 vest at the end of the three-year period.) Officers who elect to receive restricted shares in lieu of some or all of their incentive award will receive a 20% premium on the portion of their award that they take in restricted shares. The premium vests at the end of three years.

STOCK OPTIONS

Stock options have been an integral part of executive compensation for many years. The Committee targets stock option grants at the median competitive level. The option exercise price is equal to the market price on the grant date. The Committee generally grants options annually.

STOCK OWNERSHIP GUIDELINES

In keeping with Sears philosophy of developing a mutual commitment between shareholders and management, the Committee previously approved minimum stock ownership guidelines for approximately 225 members of the Company's management team. The minimum levels of ownership range from five times base salary for the CEO to three times base salary for members of the Company's management executive committee to an amount equal to base salary for the other management team members. Associates have five years to acquire sufficient shares to meet the minimum levels. Shares are valued at the higher of original cost or current market price. Unexercised stock options do not count toward meeting the stock ownership guidelines.

POLICY ON DEDUCTIBILITY OF COMPENSATION

Federal tax law limits the Company's tax deduction for annual compensation paid to the Named Officers to $1 million per person, unless certain exceptions apply. One of these exceptions is that performance-based compensation is not subject to the $1 million limitation. The Committee intends to continue to use performance-based compensation, which should minimize the effect of these tax limits. However, the Committee believes that Sears must attract, retain and reward the executive talent necessary to maximize the return to shareholders and that the loss of a tax deduction may be a necessary and desirable trade-off in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations. Mr. Martinez has agreed to defer the portion of his 1998 base salary that exceeds $1 million until after he retires.

CEO COMPENSATION

Mr. Martinez's salary, annual bonus, stock option grants and long-term performance plan awards generally follow the policies described above. Amounts paid and granted under these plans are disclosed in the compensation tables beginning on page 12.

In 1998, the Committee approved a 2.2% increase in Mr. Martinez's base salary from $1,125,000 to $1,150,000. This increase was held below competitive market level base salary increases as the Company moved toward the 75th percentile for at-risk pay, as described above.

Mr. Martinez's 1998 target bonus was based on a pre-approved target level of improvement in the Company's earnings-per-share over the prior year, as described above under "Annual Bonus." The Company's actual earnings-per-share were below target level. Accordingly, Mr. Martinez's 1998 annual bonus of $980,088 was also below target level.

In 1998, the Company granted Mr. Martinez an option to purchase 137,515 common shares at a grant price of $47.10, a grant targeted at the median level.

CONCLUSION

The Compensation Committee believes that Sears executive compensation programs align the interests of the Company's executive officers with those of the shareholders and support the transformation efforts that are underway to make Sears a "Compelling Place to Shop, Work and Invest."

COMPENSATION COMMITTEE:

CLARENCE B. ROGERS, JR. (CHAIRMAN)
BRENDA C. BARNES
ALSTON D. CORRELL, JR.
MICHAEL A. MILES
PATRICK G. RYAN
DOROTHY A. TERRELL


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------

During 1998, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: Brenda C. Barnes, Alston D. Correll, Jr., Michael A. Miles, Clarence B. Rogers, Jr., Donald H. Rumsfeld (who retired in May 1998), Patrick G. Ryan and Dorothy A. Terrell. There were no interlocks with other companies within the meaning of the Securities and Exchange Commission's proxy rules during 1998.

PERFORMANCE GRAPH
--------------------------------------------------------------------------------

The following graph compares the performance of Sears common shares with that of the S&P 500 Index, the S&P Retail Stores Composite Index and the S&P Retail Department Stores Index.

The S&P Retail Stores Composite Index consists of all companies included in the S&P 500 Index in the broadly defined retail sector, which includes competing retailers of softlines (apparel and domestics) and hardlines (appliances, electronics and home improvement products), as well as food and drug retailers. The S&P Retail Department Stores Index consists primarily of department stores that compete with the Company's full-line stores. The Company has added the S&P Retail Department Stores Index because:

- The financial community compares the Company's financial performance to the performance of the companies represented in the Department Stores Index;

- The Company's full-line stores and the companies represented in the Department Stores Index offer competing softlines merchandise and are frequently co-tenants in shopping malls; and

- Approximately 56% of the Company's revenue is derived from full-line store activity.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

DECEMBER 1993 THROUGH DECEMBER 1998


                                  [LINE GRAPH]


                    1993        1994         1995        1996         1997       1998
--------------------------------------------------------------------------------------
SEARS              100.00       89.96       152.55      183.45       183.73     175.68

S&P 500            100.00      101.32       139.37      171.35       228.50     293.80

S&P RETAIL         100.00       91.35       102.38      120.63       174.50     281.53
COMPOSITE

S&P RETAIL         100.00       90.14       103.88      117.17       147.32     150.40
DEPT. STORES

Assumes $100 invested on the last day of December 1993. Dividends are reinvested at the end of the month in which the ex-dividend date falls. The above graph and figures account for the spin-off of The Allstate Corporation (June 30, 1995) as though it were a cash distribution and the cash were reinvested in common shares of the Company.

ITEM 2: APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

Item 2 is the ratification of the Audit Committee's recommendation that Deloitte & Touche LLP be appointed auditors for 1999. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

THE BOARD RECOMMENDS THAT YOU VOTE to ratify THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1999 AS PROPOSED IN ITEM 2.

ITEM 3: SHAREHOLDER PROPOSAL REGARDING THE CLASSIFIED BOARD
--------------------------------------------------------------------------------

Item 3 is a proposal submitted by Martin Glotzer, 7061 N. Kedzie Avenue, Suite 301, Chicago, IL 60645, and the New England Mfg. Corp. Employees' Profit Sharing Plan and Trust, P.O. Box 278, Brookline, MA 02446-0002. Mr. Glotzer has indicated to the Company that as of November 4, 1998 he owned 10 common shares. Frank Gopen, the Plan Administrator for the New England Mfg. Corp. Employees' Profit Sharing Plan and Trust, has indicated to the Company that as of February 24, 1999 the Employees' Plan and Trust owned 110 common shares.

SHAREHOLDER PROPOSAL

Resolved: That the stockholders of Sears, Roebuck and Co., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

SHAREHOLDERS' SUPPORTING STATEMENT

Continued very strong support along the lines we suggest were shown at the last annual meeting when 48.5%*, 12,617* owners of 144,953,258* shares, were cast in favor of this proposal. The vote against included 38,095,765* unmarked proxies. (*Management is requested to insert the correct figures.)

For many years the Lewis D. and John J. Gilbert, Corporate Democracy Inc. 29 East 64th Street, New York, NY 10021-7043, policy has been to propose and support similar proposals at various publicly owned Companies.

Sears Director, Mr. Richard C. Notebaert is Chairman of the Board, President and Chief Executive Officer of Ameritech Corporation. The Board of Directors of Ameritech voted for and approved a change in its by-laws from "staggered system" to annual elections of Directors and it is now in effect.

It is our belief that many stockholders in companies, where this proposal has appeared, have voted for this proposal.

If you agree, please mark your proxy for this resolution; otherwise, it is automatically cast against it, unless you have marked to abstain.

(*Figures inserted by the Company at the shareholders' request.)

THE COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote "against" this proposal.

In 1988, the shareholders of the Company voted to amend the Company's Certificate of Incorporation to create a classified Board of Directors. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election. The shareholder-approved amendment provided that the classified Board provisions of the Certificate can only be modified with the vote of at least 75% of the outstanding shares.

Board classification ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a Board is best situated to maximize long-term shareholder value. For instance, continuity on the Board is integral to developing, refining and executing a long-term strategic plan, a process that often takes years. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company --deci-sions on strategic transactions, significant capital commitments and careful and consistent use of financial and other resources. At the same time, the Board remains accountable to the shareholders, who retain the power to influence the composition of the Board by proposing and electing alternate nominees for the class of directors to be elected each year. The Board believes that incumbent directors who continue in office will be aware of and influenced by such shareholder activities.

Passage of the shareholder proposal to declassify the Board would only constitute an advisory recommendation to the Board. Declassifying the Board can only be accomplished by amending the Company's Certificate of Incorporation. Under the New York Business Corporation Law, such an amendment to the Certificate must first be approved by the Board and then submitted to the Company's shareholders. As noted above, any amendment to change the current classified Board structure must be approved by the holders of at least 75% of all outstanding Sears common shares. By contrast, passage of the shareholder proposal requires only a majority of the votes cast at the meeting. In considering whether to approve an amendment to declassify, the Board would consider a number of factors, including the likelihood that the amendment would be approved by the required percentage of shareholders. Last year, less than half of the 75% of the outstanding shares that would be required to amend the Certificate voted in favor of a shareholder proposal to declassify.

For these reasons, the Board believes that a classified Board is still in the best interests of the Company and its shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

ITEM 4: SHAREHOLDER PROPOSAL REGARDING VENDOR STANDARDS
--------------------------------------------------------------------------------

Item 4 is a proposal submitted by Christian Brothers Investment Services, Inc., as the lead proponent, and Aaron Merle Epstein, American Friends Service Committee, Citizens Fund, Congregation of the Mission, Congregation of the Passion, Congregation of the Sisters of Charity of the Incarnate Word, Domini Social Investments LLC, Franciscan Friars - St. Benedict the Moor Friary, Sisters of Saint Dominic and The Sisters of Saint Francis of Philadelphia, as co-filers. The Company will provide to any shareholder the addresses of the proponents and the number of common shares held by the proponents promptly upon request.

SHAREHOLDER PROPOSAL

Whereas: The public is concerned about the conditions under which the goods they purchase and the clothing they wear are produced. More companies are contracting with independent producers for goods and services outside the United States. A Marymount University survey conducted in 1996, indicates 79% of respondents stated they would avoid shopping in stores if they were aware that stores sold goods made under sweatshop conditions. Eighty-three percent said they would be willing to pay a dollar more for a $20 garment not made in sweatshops.

As U.S. companies import more goods, concern is growing about working conditions in many nations that fall far below basic standards of fair and humane treatment. Our company purchases goods produced in countries like China and Indonesia where human rights abuses and unfair labor practices have occurred.

Our company should take actions to ensure it does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions freedom of association and other rights.

We believe our company should support the right of workers to organize and bargain collectively. The company should make sure to translate its policies into the languages of employees where the company has contracts. Our company should demonstrate enforcement of its code by developing independent monitoring programs with local respected religious and human rights groups to ensure compliance with its vendor standards and assure consumers that products are not made under abusive labor conditions. Reports that overseas suppliers are exploiting workers may damage our company's reputation and generate a consumer backlash.

In an effort to improve the quality of life of workers who make its products, our company should implement ongoing wage adjustments, ensuring that workers have adequate purchasing power and a sustainable living wage. Wage adjustments would add little to overall production costs. In addition, our company needs to establish incentives to encourage its suppliers and vendors to raise labor standards rather than terminate contracts.

Resolved: Shareholders request the Board of Directors to prepare a report at reasonable expense on its Vendor Standards and compliance mechanisms for its vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by September, 1999.

SHAREHOLDERS' SUPPORTING STATEMENT

To be effective, company codes must be carefully monitored. The Gap Inc. has participated in an independent monitoring process in El Salvador with respected religious and human rights institutions for the past three years. Other companies like Liz Claiborne, Mattel and Nike have announced plans to develop independent monitoring programs in conjunction with local non-governmental organizations. Through the use of independent monitoring there can be greater assurance that the company's code of vendor standards are applied, protecting the company from negative publicity associated with the discovery of sweatshop practices.

THE COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote "against" this proposal.

Sears has for many years been fully committed to conducting its business with a high standard of business ethics and in compliance with all applicable laws. Sears expects its vendors to do the same. Moreover, Sears conducts its business with a regard for human rights and seeks vendors that have similar standards. Consistent with these values, the Company developed a Buying Policy several years ago that sets forth requirements that Sears vendors -- domestic and foreign -- must satisfy as a condition of doing business with Sears.

Sears Buying Policy prohibits the use of child labor or forced or convict labor. It sets forth requirements regarding employee health and safety, employment practices, wages, hours and benefits. It prohibits vendors from penalizing employees who exercise their right to establish and join legal organizations. It also prohibits broad categories of job discrimination.

In addition to the Buying Policy, pursuant to the Company's standard purchase contract, vendors certify that all goods they sell to Sears are manufactured in compliance with all applicable laws governing the vendor's working conditions, wages, hours and minimum age of the vendor's work force, and vendors further represent and warrant that their goods have not been produced by forced or involuntary labor. Vendors also agree to respond to Sears requests for information regarding the location and method of manufacture. The purchase contract prohibits vendors from changing the location of manufacture without first informing Sears and authorizes Sears to inspect any production facilities at which any Sears merchandise, or any components or piece goods, are being produced. This includes the vendor's own facilities as well as those of subcontractors and suppliers.

Sears has retained an independent, contractor-compliance auditing firm to review the working conditions and employment practices of a selected number of domestic apparel vendors each year. Sears personnel review the facilities used by prospective overseas vendors to authorize the supplier relationship with Sears and periodically review general working conditions in a selected number of existing overseas facilities. When these reviews reveal problems, Sears will generally work with the vendor to have the problems corrected, but reserves the right to terminate the supplier relationship.

Sears also learns of alleged violations from external sources, including customers, media reports and concerned citizens. In addition, Sears reviews the Department of Labor's quarterly Garment Enforcement Report, which lists domestic manufacturers who have been cited for wage and hour violations. Sears investigates such alleged violations and wage and hour citations with its vendors and such other parties as are appropriate. If the Company determines that the alleged violations have merit, Sears will work with the vendor to address the problem or terminate the vendor. Similarly, the Company will follow-up with vendors to verify that the wage and hour citations have been satisfactorily resolved.

The Company is committed to working with vendors that have strong business ethics and regard for human rights. The Board of

Directors believes the Company's practices and policies, including the Buying Policy and the standard purchase agreement, support that commitment. The Company has previously provided information about its practices and policies to shareholders upon their request, and the Company will continue to do so. The Board believes that by providing such information to shareholders and describing the Company's practices and policies in this statement in opposition, the Company has addressed the request for a report on the Company's Buying Policy included in this proposal and that no additional report is necessary.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS that you VOTE AGAINST ITEM 4.

ITEM 5: SHAREHOLDER PROPOSAL REGARDING THE CERES PRINCIPLES
--------------------------------------------------------------------------------

Item 5 is a proposal submitted by The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, IL, 60201-4118. The proponent has indicated to the Company that as of October 5, 1998 it owned 70,534 common shares.

SHAREHOLDER PROPOSAL

Whereas: All leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

The integrity, utility and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of a generally accepted environmental disclosure standards.

The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporations in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

CERES has also gathered leading international organizations, including the United Nations Environment Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston Massachusetts 02116, (617) 247-0700 or at www.ceres.org).

Resolved: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

SHAREHOLDER'S SUPPORTING STATEMENT

Recent studies show that the integration of environmental commitment into business operations provide competitive advantage and improve long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

The goal of the CERES Principles is continuous improvement in corporate environmental per-formance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

Your vote FOR this resolution serves the best interests of our Company and its shareholders.

THE COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote "against" this proposal.

Long before the CERES Principles were written, the Company had been committed to their fundamental objectives. The Company has always been, and continues to be, committed to operating its business and providing products and services in a manner protective of human health and the environment. For over 50 years, the Company has been actively involved in efforts to protect the environment. Over the years, these efforts have included recycling used car batteries on a national basis; recycling and reusing waste materials and store articles such as plastic hangers and florescent light bulbs; improving energy efficiency in the Company's stores; creating an environmental guide book; hiring a major environmental consulting firm to review existing environmental policies and practices; and adopting a corporate-wide Environmental Policy Statement that applies to all of the Company's business operations.

Over the past two years, in an effort to strengthen its environmental policies and procedures, the Company has carefully reviewed the CERES Principles. It has met and exchanged information with CERES representatives. While the Company agrees with the fundamental objectives of the CERES Principles, it has concluded that it should not formally endorse them.

The CERES Principles are not appropriate for a non-manufacturing retail corporation whose stores are located primarily in shopping malls and local neighborhoods. For example, the CERES Principles require a company to "make every effort to use environmentally safe and sustainable energy sources." While the Company supports the objective of this particular principle, retail stores are generally limited to whatever energy sources are available in a particular community. Furthermore, many of the CERES Principles are vague. For example, how does a retail store "protect open spaces and wilderness, while preserving biodiversity"? The Company is not prepared to adopt any policy it does not fully understand or that it believes is not applicable to it. The Company does not believe that adopting the CERES Principles would improve its ability to address its environmental responsibilities. It would merely add new administrative, data gathering and reporting requirements which would be costly in terms of both time and money. These additional functions would add expenses and divert resources better employed for creating and maintaining more effective environmental practices.

For these reasons, the Board believes that it would not be in the best interest of the Company to endorse the CERES Principles.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

As described on page 11, State Street Bank and Trust Company ("State Street") beneficially owns 8.6% of Sears outstanding common shares. State Street provides credit lines to the Company, provides investment management services to the Sears Pension Plan and serves as the trustee under The Sears 401(k) Profit Sharing Plan Trust Agreement. In addition, State Street administers and provides investment management services to the Sears 401(k) Profit Sharing Plan. In 1998, the Company, the Sears Pension Plan and the Profit Sharing Trust together paid State Street approximately $9.2 million for these and related services. Wellspring Resources, LLC, which is owned by State Street, administers the Sears Pension Plan. Wellspring also performs administrative services for the Profit Sharing Plan. In 1998, the Profit Sharing Trust and the Sears Pension Plan together paid Wellspring approximately $3.2 million for administrative services and for conversion and implementation services in connection with outsourcing the administration of the Sears Pension Plan to Wellspring.

OTHER MATTERS
--------------------------------------------------------------------------------

In accordance with the indemnification provisions of the Company's By-Laws and applicable law, in 1998 the Company advanced approximately $261,500 in legal fees and expenses to present and former officers and associates of the Company in connection with the various lawsuits and investigations concerning the Company's past handling of individual debtor bankruptcy reaffirmation agreements. Each person to whom the Company has advanced funds has agreed to reimburse the Company in the event that it is ultimately determined that he or she was not entitled to indemnification under the Company's By-Laws or the New York Business Corporation Law, or in the event that the Company determines in good faith that the person violated Company policy or failed to act in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Company or that the person had reasonable cause to believe that the conduct involved was unlawful.

Effective March 31, 1998, the Company renewed directors and officers liability insurance policies in the aggregate amount of $150 million. The 1998 premiums were approximately $1.67 million. The policies expire on March 31, 2001. The insurers are A.C.E. Insurance Co., Lloyds of London, Gulf Insurance Co., Reliance National Insurance Co., Great American Insurance Co., Executive Re Indemnity Co., Zurich-American Insurance Co., Federal Insurance Co. and National Union Fire Insurance Co. In 1998, the insurers paid total claims of approximately $8.25 million in connection with the various lawsuits concerning the Company's past handling of individual debtor bankruptcy reaffirmation agreements.

APPENDIX A
--------------------------------------------------------------------------------

EXCERPTS FROM BY-LAWS OF SEARS, ROEBUCK AND CO.

Article I
Meetings of Shareholders

Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting,
(b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company's notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by the third paragraph of Section 2 of Article 1 of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SEARS, ROEBUCK AND CO.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SEARS, ROEBUCK AND CO.

          The undersigned, revoking any proxy previously given, hereby
P appoint(s) Arthur C. Martinez, Hall Adams, Jr., Warren L. Batts, Richard C. Notebaert, Hugh B. Price, Clarence B. Rogers, Jr. and Patrick G. Ryan, and
R each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is
O entitled to vote at the 1999 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his discretion on any
X other matter that may properly come before the meeting or at any adjournment of the meeting. This card also provides voting instructions for
Y any Sears common shares held on the undersigned's behalf in the Sears 401(k) Profit Sharing Plan.

          The nominees for election to the Board of Directors are:
               01. Brenda C. Barnes
               02. Michael A. Miles
               03. Dorothy A. Terrell

          Instruction: To maximize the number of nominees elected to Sears, Roebuck and Co.'s Board of Directors, unless otherwise specified below this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write "Cumulate For" and the number of shares and the name(s) of the nominee(s) in the space provided below. Please note that you can direct the proxies to cumulate your votes only if you vote by mail.

________________________________________________________________________________

________________________________________________________________________________

                                                                SEE REVERSE SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[X]  Please mark your
     votes as in this
     example.

This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors' nominees, FOR proposal 2 and against proposals 3, 4 and 5, except for any shares the undersigned holds in the Sears 401(k) Profit Sharing Plan, which will be voted according to Plan rules.

The Board of Directors recommends a vote FOR proposals 1 and 2.
----------------------------------------------------------------------
1. Election of Directors       FOR      WITHHELD
    (see reverse)              [ ]        [ ]
For, except vote withheld from the following nominee(s):

----------------------------------------

2. Appointment of Deloitte     FOR      AGAINST      ABSTAIN
   & Touche LLP as             [ ]        [ ]          [ ]
   Independent auditors
   for the year 1999.

----------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.
----------------------------------------------------------------------

3. Shareholders proposal       FOR      AGAINST      ABSTAIN
   regarding the classified    [ ]        [ ]          [ ]
   Board.

4. Shareholder proposal
   regarding vendor            [ ]        [ ]          [ ]
   standards.

5. Shareholder proposal
   regarding the CERES         [ ]        [ ]          [ ]
   Principles.
-----------------------------------------------------------------------

                                SPECIAL ACTIONS

I will attend              I have given written voting instructions,
the Annual Meeting. [ ]    a change of address or comments on the
                           back of this card.                      [ ]

                           Do not mail me future Annual Reports.
                           Another household member receives one.  [ ]
-----------------------------------------------------------------------


SIGNATURE(S)                                        DATE
            ----------------------------------------    ---------------

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

-----------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                     SEARS

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears, Roebuck and Co. that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears 401(k) Profit Sharing Plan.

Please consider the issues discussed in the proxy statement and cast your vote by:

[Computer Graphic]   * Accessing the World Wide Web site
                       http://www.sears.com/vote to vote via the Internet. YOU CAN ALSO REGISTER AT THIS SITE TO ACCESS FUTURE PROXY MATERIALS ELECTRONICALLY.

[Telephone Graphic]  * Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[Envelope Graphic]   * Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Sears, Roebuck and Co., c/o First Chicago Trust Company of New York, P.O. Box 8648, Edison, New Jersey 08918-9147.

You can vote by phone or via the Internet anytime prior to May 13, 1999. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.